                                                                    EXHIBIT 99.1

                       (AMERICA SERVICE GROUP INC. LOGO)

                                  NEWS RELEASE

CONTACT: MICHAEL CATALANO                            S. WALKER CHOPPIN
         CHAIRMAN, PRESIDENT AND                     SENIOR VICE PRESIDENT AND
           CHIEF EXECUTIVE OFFICER                     CHIEF FINANCIAL OFFICER
         (615) 376-1319                              (615) 376-1346


                         AMERICA SERVICE GROUP ANNOUNCES
                          RECORD FIRST QUARTER RESULTS

FIRST QUARTER HIGHLIGHTS:
-        Revenues increased 81% over prior year quarter

-        EBITDA increased 67% over prior year quarter

-        Net income increased 38% over prior year quarter

-        Senior bank debt reduced by $3.8 million

NASHVILLE, Tennessee (April 25, 2001) - America Service Group Inc. (NASDAQ:ASGR) today announced record first quarter results.

         "This has been a good start for another promising year," commented Michael Catalano, chairman, president and chief executive officer.

         Healthcare revenues for the first quarter were $137.9 million, an 81% increase from $76.2 million in the prior year quarter. Revenue growth was generated by three acquisitions throughout the prior year and several new contract awards started between July 1, 2000 and February 1, 2001.

         Earnings before interest, taxes, depreciation and amortization were $7.2 million for the first quarter, a 67% increase over $4.3 million in the prior year quarter.

         The "combined ratio" of healthcare and SG&A expenses was 94.7% of revenue for the first quarter compared with 94.5% in the prior year quarter. Healthcare expenses, as a percent of revenue, were 91.8% for the first quarter compared with 90.1% in the prior year quarter. The increase is attributable to the relatively lower margins and lower financial risks associated with the Company's pharmacy business, acquired in September 2000, and the start of the New York City contract on January 1, 2001. However, selling, general and administrative expenses, as a percentage of revenue, improved to 3% for the first quarter compared with 4.3% in the prior year quarter.


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                       (AMERICA SERVICE GROUP INC. LOGO)

ASGR Announces Record First Quarter Results
Page 2
April 25, 2001

         Net income was $2.4 million, or $0.40 per diluted share, for the first quarter, a 38% increase over net income of $1.7 million, or $0.32 per diluted share, in the prior year quarter.

         Included in net income is goodwill amortization, after tax of $623,000, or $0.11 per diluted share, for the first quarter compared with $266,000, or $0.05 per diluted share, in the prior year quarter.

         On March 28, 2001, the Company reduced its senior bank debt to $53.0 million, a $3.8 million decrease from $56.8 million at December 31, 2000. The Company's pro forma total debt to EBITDA ratio remains below 2:1.

         A listen-only simulcast and 30-day replay of America Service Group's first quarter conference call will be available online at www.asgr.com, or www.streetevents.com on April 26, 2001, beginning at 11:00 a.m. Eastern time.

         America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs for approximately 340,000 inmates. The Company employs over 7,000 medical, professional and administrative staff nationwide.

         This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. We assume no obligations to update or revise them or provide reasons why actual results may differ



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

ASGR Announces Record First Quarter Results
Page 3
April 25, 2001

                           AMERICA SERVICE GROUP INC.
                              FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)

CONSOLIDATED INCOME STATEMENT:                                   Three Months Ended
                                                 ------------------------------------------------
                                                 March 31,      % of       March 31,       % of
                                                   2001        Revenue       2000        Revenue
                                                 ---------    ---------     -------     ---------
Healthcare revenues                              $ 137,941        100.0     $76,169         100.0
Healthcare expenses                                126,598         91.8      68,626          90.1
                                                 ---------    ---------     -------     ---------
Gross margin                                        11,343          8.2       7,543           9.9
Selling, general and administrative expenses         4,142          3.0       3,241           4.3
Depreciation and amortization                        1,983          1.4         977           1.3
                                                 ---------    ---------     -------     ---------
Income from operations                               5,218          3.8       3,325           4.4
Net interest expense                                 1,288          0.9         498           0.7
                                                 ---------    ---------     -------     ---------
Income before taxes                                  3,930          2.9       2,827           3.7
Provision for income taxes                           1,592          1.2       1,132           1.5
                                                 ---------    ---------     -------     ---------
Net income                                           2,338          1.7       1,695           2.2
Preferred stock dividends                              163          0.1         163           0.2
                                                 ---------    ---------     -------     ---------
Net income attributable to common shares         $   2,175          1.6       1,532           2.0
                                                 =========    =========     =======     =========
Net income per common share:
     Basic                                       $    0.44                  $  0.41
                                                 =========                  =======
     Diluted                                     $    0.40                  $  0.32
                                                 =========                  =======
Weighted average shares outstanding:
     Basic                                           4,887                    3,726
                                                 =========                  =======
     Diluted                                         5,913                    5,346
                                                 =========                  =======


CONSOLIDATED BALANCE SHEET:                                                 March 31,    Dec. 31,
                                                                              2001         2000
                                                                            --------     --------
Cash and cash equivalents                                                   $    424     $    256
Inventory                                                                      8,359        7,497
Other current assets                                                          77,246       66,623
                                                                            --------     --------
Current assets                                                                86,029       74,376
Goodwill, net                                                                 60,617       61,358
Other intangibles, net                                                        15,753       15,927
Property and equipment, net                                                    8,695        8,651
Other assets                                                                     976        1,090
                                                                            --------     --------
                                                                            $172,070     $161,402
                                                                            ========     ========

Current liabilities                                                         $ 70,338     $ 58,803
Other liabilities                                                              5,098        4,437
Long-term debt                                                                53,000       56,800
Stockholders' equity(1)                                                       43,634       41,362
                                                                            --------     --------
                                                                            $172,070     $161,402
                                                                            ========     ========

(1) Includes $12.4 million of redeemable preferred stock as of December 31, 2000. On February 5, 2001, all of the redeemable preferred stock was converted into approximately 1.3 million shares of common stock.




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